Exhibit 10.1
February 10, 2011
BY ELECTRONIC DELIVERY
Darren Brady
12918 195th Place NE
Woodinville, WA 98077
     Re: Separation from Service
Dear Darren:
     As we have discussed, this letter confirms your separation from service at EnerNOC (the “Company”). Your final date of employment shall be Friday, February 11, 2011 (the “Separation Date”). This letter (the “Agreement”) serves as the release and waiver of claims required for severance compensation and benefits under the Severance Agreement between you and the Company dated January 22, 2008 (the “Severance Agreement”), attached hereto as Exhibit A, and confirms the agreement between you and the Company concerning the terms of your separation, as follows:
     1. Final Compensation and Reimbursements. You will receive on the Separation Date (i) pay at your final base rate of pay for all work performed through the Separation Date, to the extent not previously paid; and (ii) pay at your final base rate of pay for the Paid Time Off days that you have earned but not used as of the Separation Date, as reflected on the books of the Company. In addition, you will receive (iii) reimbursement for all reasonable business travel and other expenses to which you are entitled within 60 days of your Separation Date, provided that you submit all necessary substantiation and documentation within the deadlines required by the Company’s policies and practices for reimbursement of expenses incurred by employees. Any such reimbursement that would constitute “nonqualified deferred compensation” shall be subject to the additional rules set forth in Section 409A of the Internal Revenue Code.
     2. Severance Compensation and Severance Benefits. In consideration of your signing this Agreement without revoking your acceptance and subject to (x) your meeting in full your obligations under this Agreement, including with respect to the release and waiver of claims set forth in Paragraph 11 below; and (y) your meeting in full your obligations under the Assignment of Invention, Non-Disclosure and Noncompetition Agreement dated January 3, 2008 (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B, the Company shall pay you the following Severance Compensation and Severance Benefits:

     (a) Severance Compensation. The Company shall pay you the “Severance Compensation” set forth in Paragraph 1.9 of the Severance Agreement in the monthly gross amount of $37,500. The Severance Compensation shall be paid (if at all) consistent with the form and timing of payments requirements set forth in Paragraphs 2 and 7 of the Severance Agreement.
     (b) Severance Benefits. The Company shall continue to provide you with the employee benefits specified in Paragraph 2.3 of the Severance Agreement, or, if applicable, equivalent monthly reimbursements as additional severance compensation in lieu of such benefits, for a period of time consistent with the terms and conditions set forth in Paragraph 2.3 of the Severance Agreement (the “Severance Benefits”), so long as you timely elect COBRA coverage. The Severance Benefits shall be paid (if at all) consistent with the form and timing of payments requirements set forth in Paragraphs 2 and 7 of the Severance Agreement.
     (c) Additional Severance Compensation. The Company shall pay you an additional payment in the gross amount of $200,000. This payment shall be paid (if at all) in the form of one lump sum on the Company’s next regular payday after the seven (7) day revocation period which follows the date you sign this Agreement. This payment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns.
     (d) 2010 Annual Bonus Compensation. The Company shall pay you the Board of Directors-approved $165,000 bonus payment. This payment shall be paid on February 25, 2011; and it is not contingent upon your execution of this Agreement. This payment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns.
     3. Restricted Stock and Stock Options.
     (a) Your rights and obligations with respect to any restricted stock and stock options granted to you by the Company shall be governed by the terms of the applicable stock plan and any agreements or other documents applicable to those grants. All unvested restricted stock and stock options shall immediately expire and terminate on the Separation Date.
     (b) Within 90 days after the Separation Date, you will be eligible to exercise all of your options which have vested as of the Separation Date, consistent with the terms and conditions of the applicable stock option plan and any agreements or other documents applicable to those options in effect on the Separation Date (the “Vested

Options”). For the avoidance of doubt, at the expiration of such 90-day exercise period, all unexercised Vested Options shall immediately expire and terminate, and, thereafter, you will no longer have any right to exercise such remaining unexercised Vested Options.
     4. Tax Withholdings. All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other legally permissible deductions authorized by you.
     5. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided for under Paragraphs 1 and 2 of this Agreement are in complete satisfaction of any and all compensation and payments due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation, payment, or benefit is owed to you or will be paid to you in the future.
     6. Status of Employee Benefits and Paid Time Off. Subject to the requirements in Paragraph 2 above, you will be eligible for the Severance Benefits described in Paragraph 2.3 of the Severance Agreement. In addition, regardless of whether you sign this Agreement, you will be eligible to continue your participation and that of your eligible dependents in the Company’s health and dental insurance plans for a period of time through the federal law known as “COBRA.” The Company will provide you with information under separate cover regarding your COBRA rights. Except as otherwise provided in this Agreement, your participation in all Company employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn Paid Time Off after the Separation Date.
     7. Restrictive Covenant Agreement. You agree that, as an express condition of your receipt and retention of the Severance Compensation and Severance Benefits provided to you hereunder, you will continue to abide by the terms of the Restrictive Covenant Agreement following the Separation Date.
     8. Non-Disclosure. You agree that you will not disclose this Agreement or any of its terms or provisions, whether directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, consistent with the Restrictive Covenant Agreement, you will continue to protect Proprietary Information, as defined therein, and that you will never, directly or indirectly, use or disclose it. You further agree that you will not disparage or criticize the Company or any of its Affiliates, their management, business, products or services, and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company and its Affiliates or harm their interests or reputation. For purposes of this Agreement, “Affiliate” shall mean any corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, including without limitation each and every other member of the Company.
     9. Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.
     10. Return of Company Documents and Other Property. In signing this Agreement, other than as permitted in any consulting agreement with the company, you give the Company assurance that you have returned to it any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its Affiliates (as defined herein), and all keys and other property of the Company and its Affiliates in your possession or control. Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, except as expressly authorized in writing by the Company, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation their electronic mail systems; provided that the foregoing restrictions shall not prohibit you from using the Computer for personal use or to access personal information contained therein. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on its computer network or system.
     11. Release and Waiver of Claims.
          (a) In exchange for the Severance Compensation and Severance Benefits provided you under this Agreement, to which you would not otherwise be entitled, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, whether known or unknown, including without limitation any and all causes of actions, rights or claims that are in any way related to, connected with or arise out of your employment or its termination or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the fair employment practices statutes of the Commonwealth of Massachusetts and any other states in which you have provided services to the Company, and any other federal, state or local law, regulation or other requirement, all as amended, and you hereby release, waive, and forever discharge the Company and its Affiliates (as defined above) and all of its and their respective past, present, and future directors, shareholders, officers, employees, agents and representatives, their respective successors and assigns, and all others connected with it and them, both individually and in their official capacities, from any and all such causes of action, rights and claims.
          (b) This Agreement, including the release and waiver of claims set forth in this Paragraph 11, creates legally binding obligations, and the Company advises you to consider its terms carefully and to consult with an attorney of your choosing before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity to consider this Agreement and to consult with any of those persons listed in Paragraph 8 above before signing it; and that, in signing this Agreement, you have not relied on any promises or representations, whether express or implied, that are not set forth expressly in this Agreement. You acknowledge that, by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
     12. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof, except to the extent that federal law applies.
     (b) This letter contains the entire agreement between you and the Company and replaces and supersedes all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters; provided, however, that the Severance Agreement, the Restrictive Covenant Agreement, the Amended and Restated 2003 Stock Option and Incentive Plan, the 2007 Employee, Director and Consultant Stock Plan, and any other applicable stock option plan or plans and any agreements or other documents applicable to those options shall each remain in full force and effect in accordance with their terms.
     (c) This Agreement may not be modified or amended orally, but only by a written agreement signed by both Parties. No breach of this Agreement or failure to enforce or insist on the rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

     (d) This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     (e) This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
     If the terms of this Agreement are acceptable to you, please sign, date and return it to me on or after the Separation Date, within twenty-one (21) days of the date you receive it. Please note that in order to be eligible for the Severance Compensation and Severance Benefits provided herein, you must timely sign and return the Agreement no later than twenty-one (21) days after the date you receive it. You may revoke this Agreement at any time during the seven (7) days immediately following the date of your timely signing. If you timely return the Agreement and do not revoke it, then, at the expiration of that seven-day period (the “Effective Date”), this Agreement will take effect as a legally-binding agreement between you and the Company on the basis set forth above.
Sincerely,
/s/ Kenneth Sullivan
Kenneth Sullivan
Senior Director, Human Resources
     I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this Agreement on the date set forth below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance within seven (7) days from the date I sign and return this letter to the Company. Accepted and agreed:

Signature:	/s/ Darren Brady
Darren Brady
Date: February 15, 2011